Exhibit 4.27

SPARE PARTS PROCUREMENT AND INSURANCE SERVICES AGREEMENT

between

Höegh LNG FSRU IV Ltd.

and

Höegh LNG Fleet Management AS

Part 1 of 7

TABLE OF CONTENTS

		Page

1	BACKGROUND	3

2	APPOINTMENT OF THE CONTRACTOR	3

3	SCOPE OF SERVICES	3

4	PAYMENT	4

5	THE CONTRACTORS’ SUB-CONTRACTING	4

6	RESPONSIBILITIES	4

7	AUDITING	5

8	CONTRACTOR'S FEE	5

9	SUSPENSION OF CONTRACTORS’ PERFORMANCES UNDER THE AGREEMENT	5

10	DURATION AND TERMINATION OF THE AGREEMENT	5

11	LAW AND ARBITRATION	5

12	NOTICES	6

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Part 2 of 7

SPARE PARTS PROCUREMENT AND INSURANCE SERVICES AGREEMENT

This agreement (the “Agreement”) is entered into with effect from the date of acceptance under the ILA (as defined below) (the “Effective Date”) between:

(1)	Höegh LNG FSRU IV Ltd., company registration no. HL-272039, Clifton House, 75 Fort Street, Grand Cayman, KY1-1108, Cayman Islands (“HFSRUIV”), and

(2)	Höegh LNG Fleet Managment AS, company registration no. 993 874 639, Drammensveien 134, 0277 Oslo, Norway (“Contractor”).

IT IS HEREBY AGREED as follows:

1	BACKGROUND

Both HFSRUIV and the Contractor are companies in the Höegh LNG Group, with ultimate owner Höegh LNG Holdings Ltd.. The Höegh LNG Group has a fleet consisting of Liquefied Natural Gas (LNG) carriers and Floating Storage and Regasification Units (FSRUs).

HFSRUIV is the registered owner of the FSRU HÖEGH GRACE and has entered into the International Leasing Agreement (the “ILA”) with Sociedad Portuaria El Cayao S.A. E.S.P (“SPEC”) following which HFSRUIV will lease out the FSRU to SPEC on a bareboat basis while still being obligated to provide insurance for the FSRU and to provide spare parts.

HFSRUIV wishes to use the technical expertise of the Contractor, and thus, it has decided to hire the technical services of the Contractor as described herein and the Contractor is willing to perform such services under this Agreement.

2	APPOINTMENT OF THE CONTRACTOR

With effect from the Effective Date, the Contractor will render services to HFSRUIV and HFSRUIV hereby confirms the appointment of the Contractor and the Contractor hereby agrees to act as a Contractor for HFSRUIV.

The Contractor undertakes to use its best endeavors to provide the services in accordance with high quality standards and to protect and promote the interests of HFSRUIV in all matters relating to the provision of services hereunder.

3	SCOPE OF SERVICES

The Contractor shall provide the services which include, but are not limited to:

(a)	Arranging the supply of spare parts for the FSRU;

(b)	Arranging the insurance cover/policies for the FSRU; and

(c)	All such other services reasonably requested and required by HFSRUIV in relation to the provision of spare parts or insurances.

It is explicitly agreed and understood between the parties that all procurement of services or goods in relation to the FSRU is done by the Contractor acting as agent for and on behalf of HFSRUIV. All associated invoices for such services or goods shall name HFSRUIV as the customer. If this is not possible from a practical point of view due to procurement being done under certain master agreements, frame agreements or similar, then sufficient documentation, as agreed from time to time between the parties, shall be made available by the Contractor in order for such incurred costs to be properly documented.

Part 3 of 7

4	PAYMENT

HFSRU IV shall provide access to the Contractor (or any nominated sub-contractor) to bank account(s) with sufficient funds to ensure the timely payment of any services or goods procured in relation to the FSRU in accordance with clause 3 above.

5	THE CONTRACTORS’ SUB-CONTRACTING

The Contractor shall have the right to sub-contract any of the obligations or rights hereunder to a third party without the prior written consent of HFSRUIV, provided that it shall remain liable before HFSRUIV for compliance of all the obligations hereunder.

6	RESPONSIBILITIES

(a)	Neither HFSRUIV nor the Contractor shall be liable for any failure to perform any of their obligations hereunder by reason of any cause whatsoever by any nature and kind beyond their reasonable control.

(b)	Without prejudice to Clause 7 (a), the Contractor shall not be liable whatsoever to HFSRUIV for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect and howsoever arising in the course of performance of the Services under this Agreement, unless such liability is proven to result solely from the negligence, gross negligence or willful default of the Contractor or their employees or agents or sub-contractors employed by them in connection with the Services under this Agreement in which case the Contractor’s liability for each incident or series of incident that gives rise to a claim or claims, shall never exceed a total amount of USD 100,000.

(c)	Except to the extent and solely for the amount that the Contractor will be liable as set out in Clause 7 (b), HFSRUIV hereby undertakes to keep the Contractor and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands and liabilities whatsoever or howsoever arising, which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Services under this Agreement, and against and in respect of all costs, losses, damages and expenses, including legal costs and expenses on a full indemnity basis, which the Contractor may suffer or incur (either directly or indirectly) in the course of the performance of the Services under this Agreement.

(d)	It is hereby expressly agreed that no employee or agent of the Contractor (including every sub-contractor from time to time employed by the Contractor) shall in any circumstances whatsoever be under any liability whatsoever to HFSRUIV for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 8, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Contractor or to which the Contractor are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Contractor acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 8, the Contractor are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

Part 4 of 7

7	AUDITING

The Contractor shall at all times maintain and keep true and correct accounts of the time dedicated to render the services hereunder to HFSRUIV and shall make the same available for inspection and auditing by the HFSRUIV or its appointed auditor at such time as the HFSRUIV may determine.

8	CONTRACTOR'S FEE

(a)	HFSRUIV shall pay to the Contractor an annual services fee for their services under this Agreement, which shall be payable in equal monthly instalments in advance, the first instalment (pro rata if appropriate) being payable on the commencement of this Agreement and subsequent instalments being payable at the beginning of every calendar month.

(b)	The technical services fee is on an annual basis USD 116,500 for the calendar years 2016 and 2017 and shall be subject to an annual review and be agreed by the parties no later than end November each calendar year for the next calendar year.

(c)	The Contractor shall, at no extra cost to HFSRUIV, provide its own office accommodation, office staff, facilities and stationery.

(d)	HFSRU IV shall reimburse the Contractor monthly for (i) all travelling expenses and (ii) all pre-agreed additional expenses at cost.

(e)	The Contractor shall add a 3% service fee on all invoiced amounts.

9	SUSPENSION OF CONTRACTORS’ PERFORMANCES UNDER THE AGREEMENT

The Contractor shall be entitled to suspend performances under this Agreement by notice in writing if any moneys payable by HFSRUIV under the Agreement, shall not have been received in the Contractor’s nominated account within 7 days of payment having been requested in writing by the Contractor.

10	DURATION AND TERMINATION OF THE AGREEMENT

(a)	This Agreement shall come into effect on the date stated in Clause 2 (a) (Appointment of the Contractor), and shall continue for the duration of the ILA. Thereafter it shall continue until terminated by either party giving to the other notice in writing, in which case the Agreement shall terminate upon the expiration of a period of three months from the date upon which such notice was given.

(b)	The Contractor shall be entitled to terminate the Agreement by notice in writing if any moneys payable by HFSRUIV under this Technical Services Agreement, shall not have been received in the Contractor’s nominated account within ten days of payment having been requested in writing by the Contractor.

(c)	The Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(d)	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

11	LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 12.

Part 5 of 7

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. On the receipt by one party of the nomination in writing of the other parties’ arbitrator, that party shall appoint their arbitrator within 14 days, failing which the decision of the single arbitrator appointed shall apply. Two arbitrators properly appointed shall appoint a third arbitrator who shall be the chairman of the Arbitration Panel. The parties agree that no Party shall appeal to the court on a question of law arising out of an award made in the proceedings.

The arbitration hearings, any submissions to the court and the award or ruling passed by the court shall be treated as confidential.

12	NOTICES

All notices, requests, demands and other communications given or made in accordance with the provisions of the Agreement, shall be in writing and may be given either e-mail, registered or recorded mail or by fax and shall be deemed to have been given when actually received.

* * *

Signature Page to Follow

Part 6 of 7

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

Höegh LNG Fleet Management AS	Höegh LNG FSRU IV Ltd.

/s/ Gorm O. Hillgaar	/s/ Ørjan Homme
Name: Gorm O. Hillgaar Title: SVP, Head of Fleet Management Date: 25 October 2016	Name: Ørjan Homme Title: Attorney-in-fact Date: 25 October 2016

Part 7 of 7